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                                                                    Exhibit 23.2


                              CONSENT OF KPMG LLP

The Board of Directors
Essex Property Trust, Inc.

     We consent to incorporation by reference in the registration statement on Form S-8 dated February 14, 2001 of Essex Property Trust, Inc. of our report dated February 4, 2000 relating to the consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Essex Property Trust, Inc.

/s/ KPMG LLP

San Francisco, California
February 14, 2001

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